Exhibit 8(a)(xvii)

AMENDMENT TO FUND PARTICIPATION AGREEMENT

This Amendment to the Fund Participation Agreement (“Agreement”) dated the 1st day of May, 2003, by and between Lincoln Variable Insurance Products Trust, an open-end management investment company organized as a Delaware statutory trust (the “Trust”), and The Lincoln National Life Insurance Company, an Indiana insurance company (the “Company”) is effective as of May 1, 2015.

AMENDMENT

WHEREAS, the parties wish to amend Schedule 2 to the Agreement and replace it in its entirety.

NOW, THEREFORE, in consideration of their mutual promises, the Company and the Trust agree to amend the Agreement as follows:

1.   Schedule 2 of this Agreement shall be deleted and replaced with the attached Schedule 2.

2.   All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer on the date specified below.

Lincoln Variable Insurance Products Trust
Date: April 8, 2015	By: /s/ Daniel R. Hayes Daniel R. Hayes President
The Lincoln National Life Insurance Company
Date: April 8, 2015	By: /s/ Daniel R. Hayes Daniel R. Hayes Vice President

SCHEDULE 2

Funds
As of May 1, 2014

All LVIP funds offered by the Trust